Exhibit 10.1

INTERIM EMPLOYMENT AGREEMENT

INTERIM EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of October 4, 2010, by and between SuperMedia Inc., a Delaware corporation (the “Company”), and Peter J. McDonald (“Executive”).  In consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.             Employment.  The Company hereby employs Executive as interim Chief Executive Officer (“Interim CEO”), and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of October 4, 2010 (the “Hire Date”).  As Interim CEO, Executive will do and perform all services, acts, and things necessary or advisable to manage and conduct the business of the Company that are normally associated with the position of chief executive officer.  Executive will be subject to the direction and policies from time to time established by the Board of Directors (the “Board”).  Subject to the provisions set forth below, the Company’s employment of Executive as Interim CEO will commence on the Hire Date and will continue for an indefinite period of time to be determined at the sole option and election of the Board (the “Interim Period”).  Notwithstanding anything to the contrary, the parties agree Executive is an at-will employee and either party may terminate Executive’s employment under this Agreement at any time, with or without cause.  As Interim CEO, Executive will perform the services he is required to perform pursuant to this Agreement at 2200 West Airfield Drive, DFW Airport, Texas 75261.  The Company agrees to pay for or reimburse Executive for all reasonable expenses and costs Executive incurs in connection with his stay in the Dallas - Fort Worth area, including, the cost of roundtrip travel between his current residence and such office once per week, and temporary lodging and dining costs.

2.             Loyal and Conscientious Performance; Noncompetition.  During his employment by the Company, Executive will devote substantially all of his business energies, interest, abilities, and productive time to the performance of his duties under this Agreement.  During his employment by the Company, Executive will not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, owner, member of any association or otherwise, in any phase of the business of developing, producing, and marketing of products or services that are in the same field of use or that otherwise compete with the products or services or proposed products or services of the Company.

3.             Compensation of Executive; Benefits; Expenses.  While Executive is employed by the Company, the Company will pay him a salary at the rate of $75,000 per month in accordance with the usual payroll practices of the Company.  If the Company terminates this Agreement (other than for “Cause” (as defined below) or death) at any time during the 90-day period following the Hire Date (the “Initial Term”) the Company will pay Executive such salary through the end of the Initial Term.  After the end of the Initial Term, if the Company terminates this Agreement (other than for Cause or death) the Company will pay Executive $75,000 for each month he continues in the employ of the Company.  If the Company terminates this Agreement for Cause or death of Executive, no salary will be payable for any period after the date of such termination.  While Executive is employed by the Company under this Agreement, Executive will be entitled to such employee benefits as are provided from time to time by the Company to senior executives generally, at a level commensurate with Executive’s position, subject to the satisfaction of any eligibility requirements, except that Executive will not receive and the Company will not pay for or provide to Executive, any health insurance benefits.  “Cause” for the purpose of this Agreement exits when the Board determines (a) the Executive has committed fraud, misappropriation or embezzlement or a crime involving moral turpitude, (b) Executive has intentionally breached a material term of this Agreement, (c) Executive has repeatedly and willfully failed to perform services under this Agreement, or (d) Executive has become incapacitated. Upon presentation of appropriate documentation, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy in effect from time to time (including, without limitation, expense verification policies) for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities under this Agreement.  At end of the Interim Period, at the sole election and option of the Human Resources Committee of the Board, the Executive may be awarded a discretionary incentive cash bonus not to exceed $100,000.

4.             Confidential Information; Nonsolicitation; Non-disparagement.  Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company that is current and not generally known in the business and that gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, services, practices, and techniques of the Company, (the “Confidential Information”).  Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, nor use the Confidential Information except on behalf of the Company, without the prior written consent of the Company.  Notwithstanding the foregoing, “Confidential Information” will not apply to information that (a) was known to the public prior to its disclosure to Executive; (2) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any of Executive’s representatives; or (3) Executive is required to disclose by applicable law, regulation, or legal process (provided that Executive will provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Executive also agrees to turn over all copies of Confidential Information in his control to the Company upon request or upon termination of his employment with the Company.  Executive agrees that, while he is employed by the Company and thereafter, he will not, or encourage or induce others to, disparage the Company or any of its past and present officers, directors, employees, stockholders, products, or services.  As a condition of this Agreement, Executive will sign and return a copy of any and all of the Company’s standard agreements, forms and other documents typically completed and signed by newly hired employees.

5.             Miscellaneous.

(a)           This Agreement will be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators, and legal representatives.  Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any obligations under this Agreement may be delegated by Executive.  This Agreement will be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

(b)           All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement must be given in writing and must be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

SuperMedia Inc.

P.O. Box 619810

2200 West Airfield Drive

DFW Airport, Texas 75261-9810

Attn:  Chairman of the Board of Directors

With a copy to:

SuperMedia Inc.

P.O. Box 619810

2200 West Airfield Drive

DFW Airport,  Texas 75261-9810

Attn:  General Counsel

If to Executive:

200 North Ocean Blvd.

Del Ray Beach, Florida 33483

Any such written notice will be deemed received when personally delivered or three days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this Section 5(b).

(c)           This Agreement will be construed and interpreted in accordance with the substantive laws of the State of Texas without regard to conflict-of-law principles or any other principle that could result in the application of the laws of any other jurisdiction.

(d)           This Agreement contains the complete, final, and exclusive agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior written, and prior and contemporaneous oral, agreements or arrangements between the parties.

(e)           This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

(f)            No term, covenant, or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the party against whom the wavier in claimed, and any waiver or any such term, covenant, condition, or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition, or breach.

(g)           The finding by a court of competent jurisdiction of the unenforceablity, invalidity, or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid, or illegal.  It is the express intent of the parties to modify and replace any invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

(h)           Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

(i)            This Agreement may be executed in any number of counterparts, each of which will be deemed an original, all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fist above written.

Dated: October 4, 2010	THE COMPANY:

	By:	/S/ Cody Wilbanks
	Name:	Cody Wilbanks
	Its:	Executive Vice President—
General Counsel and Secretary

Dated: October 4, 2010
EXECUTIVE:

/S/ Peter J. McDonald
Peter J. McDonald

[Signature page to Interim Employment Agreement]